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                               INDIVIDUAL, INC.

                                                                    EXHIBIT 99.3

                                    June 28, 1996


Mark Pincus
Sunil Paul
c/o FreeLoader, Inc.
3299 K Street NW
Suite 300
Washington, DC 20007

          Re:   Risk Sharing Arrangement
                ------------------------

Dear Mark and Paul:

     This letter is being delivered to you pursuant to Section 9.03(i) of that certain Agreement and Plan of Reorganization (the "Merger Agreement") dated as of May 30, 1996 among Individual, Inc., ("Individual"), FL Merger Corp., a wholly-owned subsidiary of Individual ("Merger Sub"), FreeLoader, Inc. ("FreeLoader") and certain stockholders of FreeLoader, pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into FreeLoader, with FreeLoader surviving as a wholly-owned subsidiary of Individual.

     Individual hereby covenants and agrees with each of you that, solely with respect to the first 130,500 shares of Buyer Stock (as defined in the Merger Agreement) sold by each of you on the Nasdaq National Market (or if no longer traded thereon, on such other market as Individual's stock is then traded) in one or more transactions after December 31, 1996 and prior to May 31, 1997 (collectively, the "Share Transactions"), Individual will share with you the risks of fluctuations in the market price of such Buyer Stock with respect to such Share Transactions, as follows:

     1. For each Share Transaction in which the gross sale price (before fees, discounts, commissions or other selling costs and taxes) for the Buyer Stock (the "Sale Price") is less than $18.525 per share, Individual will pay to you in cash, within five (5) days after receipt of written notice from you that such Share Transaction has settled, the product of:

        ($18.525 - Sale Price) x (the number of shares of Buyer Stock sold in such Share Transaction)
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     2. For each Share Transaction in which the Sale Price is greater than
        $20.475 per share, you will pay to Individual in cash, within five (5) days after the settlement of such Share Transaction, the product of:

        (Sale Price - $20.475) x (the number of shares of Buyer Stock sold in such Share Transaction),
         but less the amount of any fees, discounts, commissions or other
             ----
         selling costs (not including taxes).


     The parties agree that you will be solely responsible for all of your federal, state and local taxes resulting from the Share Transactions described in paragraphs 1 and 2 above. The parties further agree and acknowledge that in no event shall the risk sharing arrangements detailed in this letter apply to the sale by each of you of greater than 130,500 shares of Buyer Stock in the aggregate.

                              Very truly yours,


                              INDIVIDUAL, INC.


                              By: /s/ Robert Lentz
                                 ----------------------------------
                                    Robert Lentz
                                    Vice President, Finance and
                                    Chief Financial Officer



AGREED TO AND ACCEPTED by:

/s/ Mark Pincus
- ----------------------------------
Mark Pincus

/s/ Sunil Paul
- ----------------------------------
Sunil Paul